EXHIBIT 99.1

8 July 2019

HSBC ANNOUNCES RETIREMENT OF PATRICK BURKE AND
APPOINTMENT OF MICHAEL ROBERTS AS
PRESIDENT AND CEO, HSBC USA

HSBC Holdings plc (‘HSBC’, the ‘Company’ or the ‘Group’) announces that Patrick Burke will retire from HSBC, to be succeeded as President and Chief Executive Officer, HSBC USA by Michael Roberts. The specific retirement and appointment dates in October will be confirmed in due course.

Pat joined HSBC in 1989, serving as Deputy Director, Mergers and Acquisitions and Vice President of Strategy and Development. He has held various senior leadership positions including with HSBC Finance Corporation (HFC) Bank in the UK, HFC Canada, and HSBC Card and Retail Services. Prior to his current role, he served as President and CEO of HFC, where he was also Chairman of the Board.

Group Chief Executive, John Flint said:

“We are extremely grateful to Pat for his 30 years of highly professional service and in particular his leadership of HSBC USA. He has been instrumental in our US turnaround plan and the positive progress we’ve made. We wish him well for the future.”

Michael joins HSBC after 34 years at Citigroup, where he has been Chief Lending Officer and Global Head of Corporate Banking and Capital Management since 2010. He will join as a Group Managing Director and will report to John Flint, HSBC Group Chief Executive. He will also sit on the Group Management Board.

Commenting on Michael’s appointment, Group Chief Executive, John Flint said:

“We are delighted to welcome Michael to HSBC. Michael brings with him significant international, strategic and regulatory experience that will prove invaluable in leading the US business forward.”

Media enquiries to:
Heidi Ashley        +44 (0) 20 7992 2045        heidi.ashley@hsbc.com

Rob Sherman        +1 212 525 6901     robert.a.sherman@us.hsbc.com

Note to editors:

HSBC Holdings
HSBC Holdings plc, the parent company of HSBC, is headquartered in London. HSBC serves customers worldwide from offices in 66 countries and territories in our geographical regions: Europe, Asia, North America, Latin America, and Middle East and North Africa. With assets of $2,659bn at 31 March 2019, HSBC is one of the world’s largest banking and financial services organisations.

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